EXHIBIT 10.38

                           ARTESYN TECHNOLOGIES, INC.
                       (formerly Computer Products, Inc.)

                       OUTSIDE DIRECTORS' RETIREMENT PLAN
                           Effective October 17, 1989
                  As Amended January 25, 1994, August 15, 1996,
                      January 29, 1998 and October 28, 1999



                  SECTION 1. PURPOSE. The purpose of the Outside Directors' Retirement Plan (the "Plan") is to recognize the valuable services provided to Artesyn Technologies, Inc. (formerly Computer Products, Inc.) (the "Company") by its non-employee directors and to assist in attracting new members and retaining present non-employee members of the Board of Directors. The payments hereunder are part of the consideration for the services rendered by such non-employee directors.

                  SECTION 2. ELIGIBILITY. Any presently serving Outside Director (as hereinafter defined) who has served as of August 15, 1996 and who has or shall have continuously served for at least five years as an Outside Director, shall be eligible to participate in the Plan. The term "Outside Director" as used herein shall mean a director who during at least 5 consecutive years as a director has not been a full-time employee of the Company or any of its subsidiaries as determined for purposes of the Company's employee benefit plans. In determining the years of continuous service of an Outside Director for eligibility under the Plan, years of service as an Outside Director prior to the Effective Date of the Plan (as hereinafter defined) shall be taken into account.

                  SECTION 3. REMUNERATION. Each eligible Outside Director shall receive as an annual retirement benefit ("Retirement Benefit") upon the later of such Director's retirement as a director or upon his attainment of the age of 70 if not then a director an amount equal to $24,000 (effective January 1, 2000) (plus cost-of-living increases commencing January 1, 1998 through December 31 of the year preceding his retirement) multiplied by a fraction, the numerator of which is the number of years the Outside Director served in such capacity (but in no event a number greater than ten) and the denominator of which is ten. The Retirement Benefit shall be paid in cash at the same intervals as the annual retainer paid to Outside Directors in service at the time the Retirement Benefit is paid, or, if no annual retainer is being paid, on a quarterly basis.

                  SECTION 4. DURATION. The Retirement Benefit will be paid to the Outside Director for the lesser of the number of years such Director has continuously served on the Board of Directors as an Outside Director or his life. In the event that the Outside Director dies during the period in which such Director is entitled to receive the Retirement Benefit, the final installment of the Retirement Benefit shall be payable through the date of the death of an Outside Director to such Director's estate or legal representative.

                  SECTION 5. INSURANCE OR OTHER BENEFIT PLANS. An Outside Director's rights under any other benefit plan for members of the Board of Directors in effect on the date of the Outside Director's retirement under this Plan shall not be affected by the Outside Director's participation in this Plan.

     SECTION 6. NON-ASSIGNABILITY. The rights and interests of an Outside Director hereunder may not be assigned, pledged or otherwise transferred.
                  SECTION 7. MISCELLANEOUS. The Company shall not be required to establish a reserve to meet its obligations hereunder.

                  SECTION 8. ADMINISTRATION. The Plan shall be administered by the Board of Directors or by a Committee consisting of three members of the Board of Directors which is appointed by the Board of Directors to perform such function.

                  SECTION 9. AMENDMENTS. The Board of Directors may at any time amend or terminate the Plan. No amendment or termination shall in any way adversely affect the rights and entitlements of an Outside Director under this Plan (i) who is serving on the Board of Directors at the time of such amendment or termination or (ii) who has retired from the Board of Directors and is eligible to receive benefits under the Plan, or (iii) who has retired from the Board of Directors and is receiving benefits under the Plan, from receiving any benefits under the Plan after such amendment or termination.

                  SECTION 10. EFFECTIVE DATE. The effective date of this Plan is October 17, 1989 ("Effective Date").

                  SECTION 11. SUCCESSORS. The terms and obligations of the Company under this Plan shall be binding upon its successors and assigns (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. Without limiting the foregoing, the Company and any successor or assignee shall require any successor or assignee to expressly assume the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
                  SECTION 12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida applicable to contracts made and to be wholly performed therein without regard to its choice of law provisions.